Exhibit 3.3

BY-LAW N0.1

A by-law relating generally to the
transaction of the business and affairs of

TERRASCEND CORP.

(the “Corporation”)

ARTICLE 1
INTERPRETATION

1.1          Definitions

In this By-law, any capitalized term used, but not otherwise defined, has the meaning given to that term in the Act. In addition, the following terms have the following meanings:

1.1.1	“Act” means the Business Corporations Act (Ontario) and all regulations made under that Act, as it may be amended or replaced, and any reference to a particular provision of that Act will be deemed also to be a reference to any similar provision resulting from its amendment or replacement;

1.1.2	“Annual Meeting of Shareholders” means the annual meeting of shareholders of the Corporation held as prescribed by section 94(1) of the Act;

1.1.3	“Board” means the board of directors of the Corporation;

1.1.4	“By-laws” means this by-law, as amended or restated, and all other by-laws of the Corporation in force and effect;

1.1.5	“Corporation” means Terrascend Corp.;

1.1.6	“ECA” means the Electronic Commerce Act, 2000 (Ontario);

1.1.7	“Electronic Document” means a document, information or a record that is “electronic” within the meaning supplied by the ECA;

1.1.8	“Meeting Announcement Date”, in respect of a meeting of shareholders, means the date on which the first public announcement of the date of that meeting is made, by way of disclosure in a press release disseminated by the Corporation through a national news service in Canada or in a document publicly filed by the Corporation under its profile on the System for Electronic Document Analysis and Retrieval at www.sedar.com.

1.1.9	“Meeting of Shareholders” means an Annual Meeting of Shareholders and a Special Meeting of Shareholders;

1.1.10	“Recorded Address” means:

1.1.10.1	in the case of a shareholder, the shareholder’s address as recorded in the securities register of the Corporation;

1.1.10.2	in the case of joint shareholders, the address as recorded in the securities register of the Corporation in respect of that joint holding, or the first address recorded, if there is more than one; and

1.1.10.3	in the case of a director, the director’s latest address as shown in the records of the Corporation or in the most recent notice of directors or notice of change of directors as filed under the Corporations Information Act (Ontario), whichever is more current;

“Signing Officer” means a person authorized under Section 2.1, or under section 55(1) of the Act, to sign documents or share certificates on behalf of the Corporation;

1.1.11	“Special Meeting of Shareholders” means a meeting of the holders of any class or series of shares and a special meeting of all shareholders entitled to vote at an Annual Meeting of Shareholders; and

1.1.12	“STA” means the Securities Transfer Act, 2006 (Ontario).

1.2          Gender and Number

In this By-law, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders.

1.3          Extended Meanings

Every use of the words “includes” or “including” in this By-law is to be construed as meaning “includes, without limitation” or “including, without limitation”, respectively.

1.4          Headings

The division of this By-law into Articles and Sections, the insertion of headings and the inclusion of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this By-law.

1.5          References in this By-law

References in this By-law to an Article, Section, Schedule or Exhibit are to be construed as references to an Article, Section, Schedule or Exhibit of or to this By-law unless otherwise specified.

1.6          Articles Govern

Where any provision of this By-law conflicts with the Articles, the Articles will govern.

ARTICLE 2
BUSINESS OF THE CORPORATION

2.1          Signing Documents

Contracts, deeds, instruments in writing and other documents, including Electronic Documents, may be signed on behalf of the Corporation by any one director or officer of the Corporation. In addition, the Board may direct the manner in which, and the person or persons by whom any specific, or general class of, documents may or will be signed on behalf of the Corporation.

2.2          Voting Rights in Other Bodies Corporate

The Signing Officer of the Corporation may sign and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation, in favour of any person or persons as may be determined by the Signing Officer. In addition, the Board may, by resolution, direct the manner in which, and the person or persons by whom, any specific voting right or class of voting rights may or will be exercised.

2.3          Banking Arrangements

The Corporation’s banking business, including the borrowing of money and the granting of security, will be transacted with any bank, trust company or other organization as may be designated by or under the authority of the Board. The Corporation’s banking business will be transacted under any documents, instructions and delegations of powers that the Board prescribes.

2.4          Registered Office

The Corporation must have its registered office in Ontario at the location specified in its Articles, or as specified in a resolution as permitted under the Act.

ARTICLE 3
BOARD

3.1          Fixed Board and Election of Directors

Where the Articles provide for a fixed number of directors, the number to be elected to the Board will be the number set out in the Articles.

3.2          Floating Board and Election of Directors

Where the Articles provide for a minimum and maximum number of directors, the number to be elected to the Board will be the number fixed by Special Resolution of the shareholders at any time, or, if the shareholders have conferred that power to the directors, by resolution of the directors, or, if the number is not fixed, the number within that minimum and maximum elected at the Annual Meeting of Shareholders.

ARTICLE 4
MEETINGS OF DIRECTORS

4.1          First Meeting of New Board

Immediately following any Meeting of Shareholders electing directors, the Board may, without notice, hold its first meeting for any business that may come before the meeting, provided a quorum of the Board is present.

4.2          Number of Directors

The Corporation will have not fewer than three directors, and at least one-third of the directors of the Corporation will not be officers or employees of the Corporation or any of its affiliates.

4.3          Place of Meetings

Meetings of the Board may be held at the registered office of the Corporation or at any other place within or outside Ontario, as determined by the Board. In any financial year of the Corporation, it will not be necessary that a majority of the meetings of the Board be held at a place within Canada.

4.4          Meeting by Electronic Means, etc.

If all the directors of the Corporation present at or participating in the meeting consent, a meeting of the Board or of a committee of the Board may be held by means of any telephone, electronic or other communication facility that permits all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and a director participating in a meeting by those means is deemed to be present at that meeting.

4.5          Notice of Meetings

Subject to the Act, the By-laws, and any resolution of the Board, notice of the time and place of a meeting of the Board will be given to each director not less than 48 hours before the time when the meeting is to be held but if any one of the Chief Executive Officer of Chief Financial Officer considers it a matter of urgency that a meeting of the Board be convened, he or she may give notice of a meeting by means of any telephone, electronic or other communication facility no less than one hour before the meeting. No notice of a meeting will be necessary if all the directors in office are present or if those absent waive notice of that meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

4.6          Quorum

4.6.1	Unless otherwise required by law or provided in the Articles, a majority of the Board constitutes a quorum at any meeting of the Board. No attempt will be made to set a quorum at less than two-fifths of the number of directors or the minimum number of directors required by the Articles.

4.6.2	If no quorum exists for the purpose of voting on a resolution to approve a contract or transaction only because a director is not permitted to be present at the meeting by reason of section 132(5) of the Act, the remaining directors of the Corporation will be deemed to constitute a quorum for the purposes of voting on the resolution.

4.7          Chair of a Meeting

The chair of any meeting of the Board will be selected in descending order from the following list of officers, with the position going to the first selected officer who has been appointed, who is a director, and who is present at the meeting:

4.7.1	the Chairperson of the Board;

4.7.2	the Managing Director;

4.7.3	the President; and

4.7.4	a Vice-President.

If all those officers are absent, or unable or unwilling to act, the directors present at the meeting will choose one of their number to be chair of the meeting.

4.8          Votes to Govern

Unless otherwise required by the Act or the Articles, at all meetings of the Board, every question will be decided by a majority of the votes cast on the question. In case of an equality of votes on any question, the chair of the meeting will be entitled to a second or casting vote.

4.9          Remuneration and Expenses

Subject to the Articles and the By-laws, the directors will be paid remuneration for their services in the manner and amounts determined by the Board. The directors will also be entitled to be reimbursed for travelling and other expenses properly incurred by them in attending meetings of the Board or any committee of the Board. Nothing in this By-law will preclude any director from serving the Corporation in any other capacity and receiving remuneration for that service.

ARTICLE 5
COMMITTEES

5.1          Committees of the Board

The Board may appoint from its membership one or more committees of directors, however designated, and delegate to any committee of the Board any of the powers of the Board except those which, under the Act, a committee of the Board has no authority to exercise.

5.2          Transaction of Business

The powers of a committee of the Board may be exercised by a meeting at which a quorum is present or by resolution in writing signed by all the members of that committee who would have been entitled to vote on that resolution at a meeting of that committee. Meetings of any committee may be held at any place within or outside Ontario.

5.3          Advisory Bodies

The Board may appoint one or more advisory bodies. Membership in any advisory body appointed by the Board will not in itself confer any right to receive notices of or attend meetings of the Corporation’s directors or shareholders.

5.4          Procedure

Unless otherwise determined by the Board, each committee and each advisory body will have the power to:

5.4.1	fix its quorum at not less than a majority of its members;

5.4.2	elect its chair; and

5.4.3	regulate its procedure.

ARTICLE 6
OFFICERS

6.1          Appointment

The Board, in its discretion, may appoint any officers as the Board may determine, including one or more assistants to any of those officers. All officers will be individuals selected for appointment at the discretion of the Board, each of whom may, but need not be, a director, unless otherwise specified below. The power of the Board and, where applicable, the Chief Executive Officer to determine the powers and duties of the Corporation’s officers is subject to the Act, the Articles and the By-laws.

6.2          Chairperson of the Board

The Board may appoint from its membership a Chairperson. If appointed, the Chairperson will exercise any other powers and perform any other duties as the Board may specify. During the absence or disability of the Chairperson, the Chairperson’s duties will be performed and the Chairperson’s powers exercised by the Managing Director, if any, or by the any other officer who is designated by the Board to exercise those powers.

6.3          Powers and Duties of Officers

The powers and duties of any officer appointed by the Board will be those that the Board or the Chief Executive Officer may specify. The Board and, where the authority to do so is not restricted to the Board, the Chief Executive Officer may, vary, add to, or limit the powers and duties of any officer. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by that assistant, unless the Board or the Chief Executive Officer otherwise directs. To the extent not otherwise so specified or delegated, and subject to the Act, the powers and duties of the officers of the Corporation will be those usually pertaining to their respective offices.

6.4          Agents and Attorneys

The Board will have power to appoint agents or attorneys for the Corporation within or outside of Ontario with any powers of management (including the power to sub-delegate) that the Board deems appropriate.

6.5          Term of Office

The Board, in its discretion, may remove and replace any officer of the Corporation, without prejudice to that officer’s rights under any employment contract. Otherwise, each officer appointed by the Board will hold office until a successor is appointed or that officer resigns.

ARTICLE 7
PROTECTION OF DIRECTORS, OFFICERS

AND OTHERS

7.1          Limitation of Liability

Except as otherwise provided in the Act, no individual referred to in Section 7.2 will be liable for any loss·, cost, damage, expense or other misfortune incurred or suffered by the Corporation, unless it results through his or her failure, when exercising the powers and discharging the duties of his or her office, to act honestly and in good faith with a view to the best interests of the Corporation, or to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

7.2          Indemnity

7.2.1	Subject to the Act, the Corporation will indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of his or her association with the Corporation or other entity if:

he or she acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which he or she acted as a director or officer or in a similar capacity at the Corporation’s request; and

7.2.1.1	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

7.2.2	The right to indemnity provided in this Section 7.2 will include the right to the advance of moneys from the Corporation for the costs, charges and expenses of a proceeding referred to in Section 7.2.1, which moneys must be repaid if the individual to whom they were advanced has not fulfilled the conditions set out in Section 7.2.1. The Corporation will also indemnify the persons listed in Section 7.2.1 in any other circumstances that the Act permits or requires. Nothing in this By-law will limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this By-law.

7.3          Insurance

Subject to the Act, the Corporation may purchase and maintain insurance for the benefit of any individual referred to in Section 7.2.1 against any liabilities and in any amounts as the Board may determine and as are permitted by the Act.

ARTICLE 8
SHARES

8.1          Issue

Subject to the Act and the Articles, the Board may issue, or grant options to purchase, the whole or any part of the authorized and unissued shares of the Corporation at the times, to the persons, and for the consideration as the Board determines. No share will be issued until it is fully paid as provided by the Act.

8.2          Registration of Transfer

Subject to the STA, no transfer of a share or other security of the Corporation will be registered in the Corporation’s securities register unless:

8.2.1	under the terms of the share or other security, the proposed transferee is eligible to have the share or other security registered in that person’s name;

8.2.2	the Corporation is presented with the certificate representing the share or other security, with an endorsement, which complies with the STA, made on or delivered with it, together with any reasonable assurance that the endorsement is genuine and effective that the Board may prescribe;

8.2.3	any applicable law relating to the collection of taxes has been complied with;

8.2.4	the transfer does not violate any restriction on transfer imposed by law, the Act, the STA, the Articles or the By-laws;

8.2.5	the transfer can be made in compliance with the provisions of the STA relating to any demand made under the STA that the Corporation not register the transfer; and

8.2.6	the transfer is rightful, or is to a protected purchaser as defined in the STA.

8.3          Share Certificates

Every holder of one or more shares of the Corporation will be entitled, upon request, to a share certificate in respect of the shares held by that shareholder that complies with the Act, or to a non transferable written acknowledgement of that shareholder’s right to obtain a share certificate from the Corporation in respect of the shares held by that shareholder. Share certificates and acknowledgements of a shareholder’s right to a share certificate, respectively, will be in the form approved by the Board.

8.4          Replacement of Share Certificates

The Board, or any officer or agent designated by the Board, may, in its or that person’s discretion, if the holder of the shares represented by the lost certificate will not consent to those shares being treated as uncertificated securities, direct the issue of a new share certificate in lieu of and upon cancellation of a share certificate that has been mutilated, or in substitution for a share certificate claimed to have been lost, destroyed or wrongfully taken, on payment of a reasonable fee and on terms as to indemnity, reimbursement of expenses, and evidence of loss and of title as the Board may prescribe, whether generally or in any particular case.

ARTICLE 9
ARTICLE9 MEETINGS OF SHAREHOLDERS

9.1          Place of Meetings

Subject to the Act and the Articles, Meetings of Shareholders will be held within or outside Ontario, on the dates and at the times as determined by the Board, and at the place where the registered office of the Corporation is located or at any other place as determined by the Board. A Meeting of Shareholders held by telephonic or electronic means, as provided in Section 9.2, will be deemed to be held at the place where the registered office of the Corporation is located.

9.2          Meeting by Electronic Means, etc.

Unless the Articles or the By-laws provide otherwise, a Meeting of Shareholders may be held by telephonic or electronic means and a shareholder who, through those means, votes at the meeting or establishes a communications link to the meeting will be deemed for the purposes of the Act to be present at the meeting.

9.3          Notice of Meetings

Notice of the time and place of each Meeting of Shareholders will be given, not less than 21 days and not more than 50 days before the date of the meeting, to each director, to the auditor of the Corporation, and to each shareholder who is entitled to vote at the meeting. Notice of a Meeting of Shareholders called for any business other than consideration of the minutes of an earlier meeting, the financial statements and auditor’s report, election of directors, and reappointment of the incumbent auditor, will state the nature of that business in sufficient detail to permit a shareholder to form a reasoned judgment concerning that business, and will state the text of any Special Resolution or by-law to be submitted to the meeting. A shareholder and any other person entitled to attend a Meeting of Shareholders may, in any manner and at any time, waive notice of a Meeting of Shareholders.      ·

9.4          Chair of a Meeting, Secretary and Scrutineers

The chair of any Meeting of Shareholders will be selected in descending order from the following list of officers, with the position going to the first selected officer who has been appointed, who is a director and who is present at the meeting:

9.4.1	the Chairperson of the Board;

9.4.2	the Managing Director;

9.4.3	the President; and

9.4.4	a Vice-President.

If none of those officers is present within 15 minutes after the time appointed for holding the meeting, the persons present and entitled to vote at the meeting will choose a person from their number to be chair of the meeting. The Secretary of the Corporation will be secretary of any Meeting of Shareholders, but if the Secretary of the Corporation is not present, the chair of the meeting will appoint a person, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by a resolution or by the chair of the meeting with the consent of the shareholders and persons present and entitled to vote at the meeting.

9.5          Persons Entitled to be Present

The only persons entitled to be present at a Meeting of Shareholders will be those entitled to vote at that meeting, the directors and auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act, the Articles or the By-laws to be present at the meeting. Any other person may be admitted only on the invitation of the chair of the meeting or with the consent of the meeting.

9.6          Quorum

The holders of shares representing, in the aggregate, 5% of the shares entitled to vote at a Meeting of Shareholders, whether present in person or represented by proxy, will constitute a quorum at that meeting. If a quorum is present at the opening of a Meeting of Shareholders, the shareholders present or represented may proceed with the business of the meeting, even if a quorum is not present throughout the meeting. If a quorum is not present at the time appointed for a Meeting of Shareholders, or within any reasonable time following that time as the shareholders present or represented may determine, the shareholders present or represented may adjourn the meeting to a fixed time and place not less than seven days later but may not transact any other business. At that adjourned meeting the holders of shares carrying voting rights who are present or represented will constitute a quorum (whether or not they hold shares representing, in the aggregate, 5% of the shares entitled to vote at the adjourned meeting) and may transact the business for which the meeting was originally called, even if this quorum is not present throughout the meeting.

9.7          Proxies

9.7.1	The management of the Corporation will, concurrently with or before sending notice of a Meeting of Shareholders, send a form of proxy to each shareholder who is entitled to receive notice of the meeting.

9.7.2	A management information circular in prescribed form, either as an appendix to or as a separate document accompanying the notice of the Meeting of Shareholders, must be sent to the auditor of the Corporation and to each shareholder whose proxy is solicited.

9.7.3	The management of the Corporation, upon sending a management information circular as required under Section 9.7.2, will concurrently file with the Ontario Securities Commission, a copy of that management information circular, together with a copy of the notice of meeting, form of proxy and any other documents for use in connection with the meeting to which the management information circular relates.

9.8          Votes to Govern

Unless otherwise required by the Act or the Articles, at all Meetings of Shareholders, every question will be decided by a majority of the votes cast on the question. In case of an equality of votes on any question, the chair of the meeting will be entitled to a second or casting vote.

9.9          Right to Vote

Unless the Articles otherwise provide, each share of the Corporation entitles its holder to one vote at a Meeting of Shareholders. Subject to the exceptions provided under the Act, a holder of a fractional share is not entitled to exercise voting rights in respect of the fractional share.

9.10        Manner of Voting

9.10.1	Voting at a Meeting of Shareholders will be by show of hands, except where a ballot is demanded by a shareholder or proxyholder entitled to vote at the meeting. Even if a vote has been already been taken by a show of hands, any shareholder or proxyholder entitled to vote at the meeting on that matter may require a ballot on that matter and the subsequent ballot result will be the decision of the shareholders with respect to that matter.

9.10.2	Where no ballot is demanded or required following a vote by a show of hands upon a question, a declaration by the chair of the meeting that the vote upon the question has been carried, carried by a particular majority or not carried, and an entry to that effect in the minutes of the meeting, will be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of that question, and the result of the vote taken will be the decision of the shareholders with respect to that question.

9.10.3	A ballot, if demanded or required, will be taken in the manner the chair of the meeting directs. A demand or requirement for a ballot may be withdrawn at any time before the taking of the ballot. If a ballot is taken, each person present will be entitled, in respect of the shares which he is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the Articles, and the result of the ballot will be the decision of the shareholders with respect to that question. ‘

9.10.4	If a telephonic or electronic Meeting of Shareholders is held, then any person participating in, and entitled to vote at, that meeting may vote, in accordance with the Act, by means of the telephonic, electronic or other communication facility that the Corporation has made available for that purpose.

ARTICLE 10
DIVIDENDS AND RIGHTS

10.1        Dividends

Subject to the Act and the Articles, the Board may declare, and the Corporation may pay, dividends to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid by issuing fully paid shares of the Corporation or options or rights to acquire fully paid shares of the Corporation or, subject to the Act, may be paid in money or property.

10.2        Dividends and Other Amounts

A dividend or other amount payable in cash with respect to the outstanding shares of the Corporation may be paid by cheque drawn on a financial institution or by electronic means to or to the order of each registered holder of shares of the class or series in respect of which it is to be paid. Cheques may be sent by prepaid ordinary mail or delivered to a registered holder at that holder’s Recorded Address, unless that holder has otherwise directed. In the case of joint holders, a cheque or payment by electronic means will, unless those joint holders have otherwise directed, be made payable to the order of all of those joint holders and if more than one address is recorded in the securities register of the Corporation in respect of the joint holding, the cheque will be mailed or delivered to the first address recorded or the amount paid by electronic means to the first address or account recorded. The mailing or electronic delivery of a dividend or other amount, as provided in this Section, unless it is not paid on due presentation, or the payment of the dividend in the manner directed by the registered holder, net of any tax, levy, or duty which the Corporation was required to and did withhold, will satisfy and discharge all liability of the Corporation for the sum to which a holder is entitled.

10.3        Non-receipt of Payment

In the event of non-receipt of any cheque or electronic payment by the person to whom it is sent, the Corporation will issue to that person a replacement cheque or send again by electronic means, an equivalent amount on the terms as to indemnity, reimbursement of expenses, and evidence of non receipt and of title as the Board prescribes.

10.4        Unclaimed Dividends

Any dividend unclaimed after a period of 15 years from the date on which the same has been declared to be payable will be forfeited and will revert to the Corporation.

ARTICLE 11
ADVANCE NOTICE

11.1        Nomination Procedures

Nominations of persons for election as directors of the Corporation at a meeting of shareholders may be made only:

11.1.1	by or at the direction of the Board;

11.1.2	by or at the direction or request of one or more shareholders pursuant to a proposal submitted in accordance with the provisions of the Act for inclusion in the management information circular, or pursuant to a requisition of a meeting of shareholders made in accordance with the provisions of the Act; or

11.1.3	by any person (a “Nominating Shareholder”) if:

11.1.3.1	the Nominating Shareholder gives timely notice in proper written form and otherwise complies with the notice procedures as set out in this By-law; and

11.1.3.2	the Nominating Shareholder is a registered or beneficial holder of one or more shares of the Corporation carrying the right to vote on the election of directors at that meeting as of the record date for notice for that meeting and as of the date on which the Nominating Shareholder’s notice is given under this By-law.

11.2        Timely Notice

To be timely, a Nominating Shareholder’s notice under this By-law in respect of a meeting of. shareholders must be given:

11.2.1	in the case of an annual (or annual and special) meeting to be held on a date that is 50 days or more after the Meeting Announcement Date, not later than 5:00 p.m. (EST time) on the date that is 30 days before the date of that meeting;

11.2.2	in the case of an annual (or annual and special) meeting to be held on a date that is less than 50 days after the Meeting Announcement Date, not later than 5:00 p.m. (EST time) on the 10th day following the Meeting Announcement Date; and

11.2.3	in the case of a special meeting (which is not also an annual meeting) called for the purpose of electing directors (whether or not called for other purposes), not later than 5:00 p.m. (EST time) on the 15th day following the Meeting Announcement Date.

11.3        Proper Form of Notice

To be in proper written form, a Nominating Shareholder’s notice under this By-law in respect of a meeting of shareholders must set out:

11.3.1	as to each person whom the Nominating Shareholder proposes to nominate for election as a director of the Corporation:

11.3.1.1	the name, age, business address and residential address of the proposed nominee;

11.3.1.2	the principal occupation, business or employment of the proposed nominee for the last five years;

11.3.1.3	the number of securities of each class of voting securities of the Corporation beneficially owned, or controlled or directed, directly or indirectly, by the proposed nominee, as of the record date for the meeting (if that date has been publicly announced and has occurred) and as of the date of the Nominating Shareholder’s notice;

11.3.1.4	whether the proposed nominee is a “resident Canadian” within the meaning of the Act; and

11.3.1.5	any other information relating to the proposed nominee that would be required to be disclosed, under the Act and applicable securities laws, in a dissident’s information circular in connection with solicitations of proxies for the election of directors; and

11.3.2	as to the Nominating Shareholder:

11.3.2.1	the name, business address and residential address of the Nominating Shareholder;

11.3.2.2	the number of securities of each class of voting securities of the Corporation beneficially owned, or controlled or directed, directly or indirectly, by the Nominating Shareholder, as of the record date for the meeting (if that date has been publicly announced and has occurred) and as of the date of the Nominating Shareholder’s notice; and

11.3.2.3	any other information relating to the Nominating Shareholder that would be required to be disclosed, under the Act and applicable securities laws, in a dissident’s information circular in connection with solicitations of proxies for the election of directors.

11.4        Notice to be Updated

A Nominating Shareholder’s notice under this By-law in respect of a meeting of shareholders must be promptly updated, if applicable, so that the information provided or required to be provided in that notice is true and correct in all material respects as of the record date for the meeting.

11.5        Eligibility for Nomination

No person will be eligible for election as a director of the Corporation at a meeting of shareholders unless nominated as set out in this By-law. This by-law will not preclude the discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which that shareholder would have been entitled to submit a proposal pursuant to the provisions of the Act. The chair of the meeting will have the power and duty to determine whether a nomination was made in accordance with the procedures set out in this By-law and, if any proposed nomination is not in compliance with this By-law, to declare that the defective nomination will be disregarded.

11.6        Delivery of Notice

A Nominating Shareholder’s· notice under this by-law must be addressed to the Secretary of the Corporation and delivered to the Corporation by personal delivery (at the Corporation’s registered office address) or by email (at the email address stipulated by the Corporation under its profile on the System for Electronic Document Analysis and Retrieval at www.sedar.com, as updated). A Nominating Shareholder’s notice will be deemed to have been given and received on the day it is personally delivered or transmitted by email, but if the notice is delivered or transmitted on a day which is not a business day or after 5:00 p.m. (EST time), the notice will be deemed to have been given and received on the next business day.

11.7        Board Discretion

Despite any other provision in this By-law, the Board may, in its sole discretion, waive any requirement in this By-law.

ENACTED by the directors of the Corporation under the Act.

CONFIRMED by the sole shareholder of the Corporation under the Act.

DATED March 7, 2017

/s/ Basem Hanna
Basem Hanna
President & Chief Executive Officer